Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
RHI Entertainment, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of RHI Entertainment, Inc. of:
•	Our report dated May 12, 2008, with respect to the balance sheet of RHI Entertainment, Inc. as of April 30, 2008, which report appears in the Company’s prospectus dated June 17, 2008, filed in connection with the Company’s Registration Statement on Form S-1 (File No. 333-146098) on September 14, 2007, as amended;

•	Our report dated April 29, 2008, except for note 17 which is as of May 8, 2008, with respect to consolidated balance sheets of RHI Entertainment, LLC and subsidiaries as of December 31, 2007 and 2006 (Successor) and the related consolidated statements of operations, member’s equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2007, and for the period from January 12, 2006 (inception) to December 31, 2006 (Successor periods); and the consolidated statements of operations , member’s equity (deficit) and comprehensive loss, and cash flows of Hallmark Entertainment LLC and subsidiaries (Predecessor) for the period from January 1, 2006 to January 11, 2006 and for the year ended December 31, 2005 (Predecessor periods), which report appears in the Company’s prospectus dated June 17, 2008, filed in connection with the Company’s Registration Statement on Form S-1 (File No. 333-146098) on September 14, 2007, as amended.

As discussed in our report dated April 29, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment as of January 1, 2006. It further discusses RHI Entertainment, LLC’s acquisition effective January 12, 2006 of the outstanding assets and liabilities of Hallmark Entertainment LLC and subsidiaries in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable.

/s/ KPMG LLP
New York, New York
December 9, 2008